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WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        Six Months Ended

                                     Year Ended December 31,                June 30,
                           -------------------------------------------  ----------------
                             1990     1991     1992     1993     1994     1994     1995
                           -------  -------  -------  -------  ------   -------  -------
Fixed Charges:
 Interest cost           $  52,028   63,986   73,776   79,194   80,807   39,140   40,827
 One-third rent
  expense                    2,948    3,725    4,495    4,819    5,227    2,644    2,831
                           -------  -------  -------  -------  ------   -------  -------

Total Fixed Charges      $  54,976   67,711   78,271   84,013   86,034   41,784   43,658
                           =======  =======  =======  =======  =======  =======  =======

Add (Deduct):
 Earnings before
  income taxes           $ 208,671   73,609  129,452  189,168  288,923  101,813  379,561
 Interest capitalized      (22,129)    (723)  (7,354) (15,904)  (9,294)  (5,175)  (2,662)
                           -------  -------  -------  -------  ------   -------  -------

Earnings for
 Fixed Charges           $ 241,518  140,597  200,369  257,277  365,663  138,422  420,557
                           =======  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             4.39     2.08     2.56     3.06     4.25     3.31     9.63
                           =======  =======  =======  =======  =======  =======  =======
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